UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 1, 2015

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Community Shores Bank Corporation

(Exact name of registrant as specified in its charter)

Michigan	000-51166	38-3423227
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification Number)

1030 W. Norton Avenue, Muskegon, Michigan	49441
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	231-780-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

Community Shores Reports 2015 First Quarter Results

Community Shores Bank Corporation (OTCBB: CSHB), Muskegon’s only locally-headquartered independent community banking organization, today reports first quarter 2015 pre-tax income of $49,267 and after-tax income of $32,515, or $0.02 per diluted share. Income in the first quarter of 2014 was not subject to federal taxes as the Company still had a full valuation allowance against its net deferred tax assets; as such, income of $110,723 was recorded, or $0.08 per diluted share. First quarter 2015 results reflect lower net interest income and higher non-interest and federal tax expenses compared to the prior year period.

Heather D. Brolick, president and CEO of Community Shores Bank Corporation, commented, “The loss of several large commercial relationships, unrelated to competitive factors, presented us with earnings challenges. Mitigating the impact to interest income, we have worked effectively over the past 12 months to improve our mix of earning assets and lower our cost of funds.” The Company’s net interest margin rose 17 basis points over the year ago period and 12 basis points since year-end 2014. Ms. Brolick further noted that “the Bank’s commercial lending staff has been focused on business development and a significant pipeline of potential business opportunities has been established that will enable us to grow loans, the highest yielding earning assets, in 2015.”

A major factor that will continue to contribute to Community Shores’ future profit performance is a return to asset health. Nonperforming assets (including 90 days past due, non-accrual loans and OREO) were $3.8 million or 1.97 percent of total assets at March 31, 2015; this compares with $4.3 million or 2.33 percent of assets for the linked quarter, and $5.5 million or 2.77 percent of assets for the year-ago quarter. Ms. Brolick stated that “the Bank’s asset quality metrics have been consistently improving since problem loans peaked in 2010. These quality improvements to troubled assets will only serve to reduce credit administration expenses, enhance our ability to focus on loan growth and ultimately increase core earnings.” Expense control is another area where continued improvements are anticipated. Noninterest expense totaled $1.9 million for the first quarter of 2015, 1.5 percent above the year-ago quarter, but 2.8 percent below fourth quarter.

With continued earnings, capital ratios have climbed. Under the new BASEL III capital measures, the common equity Tier 1 as well as the total Tier 1 to risk-weighted assets were 8.39%. The total risk based capital ratio was 9.57% and the Tier 1 leverage ratio was 6.26%. Ms. Brolick observed that “the Bank is now $600,000 away from attaining the regulatory position of “well capitalized” according to prompt corrective action guidance and $4.1 million away from meeting the capital ratios stipulated in its 2010 Consent Order. Clearly, we have shown significant improvements over the past four years and we anticipate these trends to improve in tandem with asset quality and earnings.”

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Shareholders’ equity was $8.2 million at March 31, 2015, an increase of $4.4 million or 115% percent from March 31, 2014, primarily as a result of the full reversal of the valuation allowance of $4.0 million which occurred in the fourth quarter of 2014.

Forward Looking Statements

This report contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; changes in the local real estate market; and other factors, including risk factors, referred to from time to time in filings made by Community Shores with the Securities and Exchange Commission. Community Shores undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit Number	Description

99.1	Unaudited Financial Statements and Ratios at March 31, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Community Shores Bank Corporation

By: /s/ Tracey A. Welsh
Tracey A. Welsh
Senior Vice President, Chief Financial
Officer and Treasurer
Date: May 1, 2015

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Exhibit Index

Exhibit Number	Description

99.1	Unaudited Financial Statements and Ratios at March 31, 2015

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